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EXHIBIT 23.1

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 of City National Corporation of our report dated January 13, 2000 (except as to note 15 of notes to the consolidated financial statements, which is as of February 29, 2000) relating to the consolidated balance sheet of City National Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in City National Corporation's Annual Report on Form 10-K for the year ended December 31, 1999 filed with the United States Securities and Exchange Commission and to the reference to us under the heading "Experts" in the prospectus.

                                       /s/ KPMG LLP

Los Angeles, California
January 11, 2001